Exhibit 99.1

10 June 2002

TO:      Wade Cook CEO, and Board of Directors

Subject: Letter of Resignation


     Please accept this letter as notification of my resignation from the Audit Committee and Board of Directors of Wade Cook Financial Corporation effective immediately. I regretfully have come to the conclusion that both the CEO and management's continued intervention and/or abuse prevents me from fulfilling the fiduciary responsibilities of this position.

     I originally accepted this position because I felt I could make a positive difference. I have no agenda. Wade, you have surrounded yourself with far too many "yes" people, sycophants, and parasites, and I am proudly not one of them. I just call things the way I see them. Although you have made accusations to the contrary, my only agenda has been to improve shareholder value.

     The Audit Committee members, both individually and collectively have made many recommendations to the board to bring WCFC to a greater level of fiscal accountability and responsibility, and to provide guidelines to make more sagacious business decisions. We have been met, a majority of the time, with hostility, contempt, threats, or total disregard.\

     Wade, your style of management does not work. Nonetheless, you steadfastly cling to it, while ignoring the wisdom of people who truly do have the ability and education necessary to manage a corporation.

     I am morally offended, by the lack of fiscal responsibility in the timely payment of taxes, insurance, vendors, and speaker and director fees. I cannot be a party to the continued mismanagement of thousands of dollars to friends and family members with bogus trips, jobs, fees and mortgage payments while legitimate payables are pushed aside.

     The risk versus reward no longer exists. I appreciate the opportunity this experience provided and wish WCFC well in the future.

Sincerely,


/s/ Janice Leysath
Janice Leysath
Audit Committee, Co-Chair

CC:  Troy Romero, Corporate Counsel